NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following class of securities issued by EGA Emerging Global Shares Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Shares of the EGShares Emerging Markets Metals & Mining ETF,
(suspended 10/7/2013), symbol: EMT


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the Company has determined to liquidate the security listed above.
Accordingly, trading in the issue was suspended before the opening on the specified date.